Exhibit 99.1
FOR IMMEDIATE RELEASE
Commerce Energy Group Announces Termination of President and
Chief Financial Officer

New Interim Chief Financial Officer Named

COSTA MESA, CA, August 5, 2005 — Commerce Energy Group, Inc. (AMEX: EGR), the largest non-utility-affiliated retail energy marketer in the U.S., announced today that on August 4, 2005, the Company decided to terminate Peter Weigand, President and a director of the of the Company, as an officer and employee of the Company and all of its subsidiaries and affiliates without cause. Mr. Weigand remains a director of the Company. The Company also decided on August 4, 2005 to terminate Richard L. Boughrum, Senior Vice President and Chief Financial Officer, as an officer and employee of the Company and all of its subsidiaries and affiliates without cause.
Pursuant to terms of the employment agreements of Messrs. Weigand and Boughrum, the termination of their employment will become effective on or about October 8, 2005, although they were relieved of all duties and responsibilities as officers and employees of the Company and all of its subsidiaries and affiliates effective immediately. The Company’s board of directors has reserved the right to terminate the employment of Mr. Weigand and/or Mr. Boughrum with cause prior to October 8, 2005 in accordance with the terms of their employment agreements.
In addition, on August 4, 2005, the Company appointed Lawrence Clayton, Jr. as Interim Chief Financial Officer and Secretary of the Company. Mr. Clayton is currently a consultant to the Company and has over 20 years of public accounting and senior finance officer experience. Since March 2004, Mr. Clayton has been a principal of The Practice Advisory Group, a private management consulting organization. From 2003 to March 2004, he served as a private consultant for energy clients. Mr. Clayton served as Chief Financial Officer of EOTT Energy, a large independent gatherer and marketer of crude oil, from 2000 to 2002. From 1994 to 2000, Mr. Clayton was the Chief Financial Officer of Aquila Energy, an energy merchant subsidiary of UtiliCorp United, Inc., which traded on the New York Stock Exchange. Mr. Clayton is a graduate of Rice University, where he earned both an M.A. degree in Accounting and a B.A. degree in Managerial Studies and Economics.
The Company intends to engage a qualified search firm to assist the Board of Directors in conducting a search for candidates to become the Chief Financial Officer of the Company. The Board of Directors intends to consider Mr. Clayton among other candidates for the position.

About Commerce Energy Group, Inc.
Commerce Energy Group, Inc. (AMEX:EGR) is a holding company with operations under wholly-owned subsidiaries Commerce Energy, Inc., Skipping Stone Inc. and Utilihost, Inc. Commerce Energy, Inc. is a FERC licensed unregulated retail marketer of natural gas and electricity to homeowners, commercial and industrial consumers and institutional customers in nine states. Skipping Stone is an energy consulting firm serving utilities, pipelines, merchant trading and technology companies. Utilihost provides outsourced energy transaction and data management services for municipalities, government facilities, power generators and energy merchant customers. For more information, visit www.CommerceEnergyGroup.com.
Contact:
Commerce Energy Group, Inc.
Investor Relations
Verna Ray
vray@commerceenergy.com
(281) 902-5127